Exhibit 8.1

[Cooley Godward Kronish LLP letterhead]

September 5, 2008

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of the Form S-3 Registration Statement (the “Registration Statement”) pursuant to the Arrangement Agreement dated July 28, 2008 (the “Arrangement Agreement”), by and among Gran Tierra Energy Inc., a Nevada corporation (“Parent”), Gran Tierra Exchangeco Inc., an Alberta corporation and wholly owned indirect subsidiary of Parent (“Subsidiary”), and Solana Resources Limited, an Alberta corporation (the “Company”). Pursuant to the Arrangement Agreement, Subsidiary will issue shares of Parent common stock or exchangeable shares together with certain ancillary rights, to Company shareholders in exchange for their Company common shares (the “Arrangement”). Each exchangeable share will be exchangeable for one share of Parent’s common stock at any time after issuance at the option of the holders and will be redeemable or purchasable at the option of Subsidiary or the parent of Subsidiary upon the earlier occurrence of certain specified events. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Arrangement Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Parent in connection with the Arrangement. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Arrangement Agreement;

(b) the Registration Statement; and

(c) such other instruments and documents related to the formation, organization and operation of Parent, Subsidiary and the Company and to the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the closing) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Parent, Subsidiary and the Company, their managements, employees, officers, directors and stockholders in connection with the Arrangement, including, but not limited to, those set forth in the Arrangement Agreement (including the exhibits thereto) are true and accurate at all relevant times;

(c) All covenants contained in the Arrangement Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(d) The Arrangement will be consummated in accordance with the Arrangement Agreement without any waiver or breach of any material provision thereof, and the Exchanges will be effective under applicable law; and

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements contained in the section of the Registration Statement captioned "Material U.S. Federal Income Tax Consequences of the Retraction, Redemption or Purchase of Exchangeable Shares" which refers to Cooley Godward Kronish LLP, to the extent that such statements constitute statements of law or legal conclusions, reflect our opinion, as of the date hereof, with respect to the matters set forth therein. No opinion is expressed on matters other than those specifically referred to herein.

Because this opinion is being delivered prior to the effective time of the Arrangement, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the exchange of exchangeable shares for Parent common stock or that contrary positions may not be taken by the Internal Revenue Service. This opinion only represents our best judgment as to the federal income tax consequences of the of the exchange of exchangeable shares for Parent common stock and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

We consent to the reference to our firm under the caption "Material U.S. Federal Income Tax Consequences of the Retraction, Redemption or Purchase of Exchangeable Shares" in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
Cooley Godward Kronish LLP

/s/ Mark M. Hrenya

Mark M. Hrenya